UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2021

AppTech Payments Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-27569	65-0847995
(Commission File Number)	(IRS Employer Identification No.)

5876 Owens Ave, Suite 100
Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

(760) 707-5959

Registrant’s telephone number, including area code

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	APCX	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

On February 17, 2022, AppTech Payments Corp. (the “Company”), received written notice from Silver Alert Services, LLC dba LifeLight Services (“LifeLight”) of their intent to unilaterally terminate that particular Strategic Partnership Agreement initially executed on or about August 21, 2020, as subsequently replaced by the Amended and Restated Strategic Partnership Agreement initially executed on or about April 21, 2021 (collectively the “Agreement”).

The Agreement provided, in relevant part, that the Company and LifeLight would share revenue attributable to Company’s increase in subscription for services due to LifeLight’s marketing of Company’s services to the established customer base of LifeLight. Further, the Company would loan certain monies to LifeLight, which would be paid back over time, including the revenue share. Not only did the Agreement commit to certain revenue streams that would be allocated as payment to LifeLight, but also was used to establish initial marketing efforts to grow Company’s own customer base. The Termination occurred during negotiations regarding the renewal and extension of certain contractual terms. During this process, LifeLight provided notice of termination, which the Company acknowledged. Termination was mutual as between the Company and LifeLight.

While no early termination penalties apply to this Agreement, LifeLight does still owe to the Company pursuant to prior terms, an amount approximately equal to $26,245.88.

Exhibit Number	Description

104	The cover page from this Current Report on Form 8-K, formatted in iXBRL (Inline Extensible Business Reporting Language)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppTech Payments Corp.

Date: February 22, 2022	By:	/s/ Luke D’Angelo
Luke D’Angelo
Chief Executive Officer, Board Chairman